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March 9, 2006


VIA FASCIMILE AND EXPRESS MAIL

PW Eagle, Inc.
1550 Valley River Drive
Eugene, Oregon 97440
Attn: Corporate Investor Relations Manager
      Corporate Secretary

PW Eagle, Inc.
c/o National Registered Agents
590 Park Street, Suite 6
Capitol Professional Building
St. Paul, Minnesota 55103

      RE: NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

Ladies and Gentlemen:

      Jolly Roger Fund LP, an investment fund (the "Fund"), is the record owner of 100 shares of common stock, $0.01 par value per share ("Common Stock") of PW Eagle, Inc. (the "Company") and the beneficial owner of an additional 835,386, shares of Common Stock. Pirate Capital LLC ("Pirate Capital"), whose principal business is providing investment management services, is the general partner of the Fund. Thomas R. Hudson Jr. is the Managing Member of Pirate Capital. Pirate Capital is also the investment adviser to, and Mr. Hudson is a director of, Jolly Roger Offshore Fund LTD and Jolly Roger Activist Portfolio Company LTD, each an investment fund (together with the Fund and Jolly Roger Offshore Fund LTD, the "Funds"), which are the beneficial owners, respectively, of 414,514 and 750,000 shares of Common Stock. Pirate Capital and Mr. Hudson, as the Managing Member of Pirate Capital, may be deemed to be the beneficial owners of the 2,000,000 shares of Common Stock that are collectively owned by the Funds. The Fund hereby gives written notice of its intention to make the following proposals and nominations at the 2006 annual meeting of shareholders of the Company (the "Annual Meeting"):

1. To nominate for election one candidate as a Class III director to serve until the 2009 annual meeting of shareholders.


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2.    To repeal any amendments to the By-Laws adopted by the Board of Directors of the Company (the "Board") and not by the shareholders of the Company during the period beginning June 24, 1989 and ending immediately prior to the effectiveness of this proposal, which proposal will be in substantially the following form:

            RESOLVED, that any and all amendments to the By-Laws of the Company adopted by the Board of Directors of the Company and not by the shareholders of the Company during the period beginning June 24, 1989 and ending immediately prior to the effectiveness of this proposal are hereby repealed.

3. To remove any directors elected to the Board by the Board and not by the shareholders of the Company during the period beginning on the date of the last annual meeting of shareholders of the Company and ending immediately prior to the effectiveness of this proposal, which proposal will be in substantially the following form:

            RESOLVED, that any and all directors elected to the Board of Directors of the Company by the Board of Directors and not by the shareholders of the Company during the period beginning May 25, 2005 and ending immediately prior to the effectiveness of this proposal are hereby removed.

4. Pursuant to Section 9.1 of the By-Laws of the Company (the "By-Laws"), to amend Section 3.3 of the By-Laws to allow shareholders to fill vacancies on the Board, including those vacancies resulting from a removal of directors or an increase in the number of directors, which proposal will be in substantially the following form:

            RESOLVED, that Section 3.3 of the By-Laws of the Company be amended by deleting the proviso in the first sentence thereof and replacing it with the following: "provided, (a) that any newly created directorships resulting from an action of the Board of Directors to increase the number of directors shall be filled either (i) by the affirmative vote of a majority of the directors serving at the time of such increase, or (ii) by the affirmative vote of a plurality of the voting power of the shares present and entitled to vote, represented either in person or by proxy, at the next regular meeting of the shareholders or at a special meeting of the shareholders called for such purpose and (b) that any vacancies resulting from shareholder action, including newly created directorships resulting from an action of the shareholders to increase the number of directors and vacancies resulting from the removal of any director by shareholder action, shall be filled only by the affirmative vote of a plurality of the voting power of the shares


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            present and entitled to vote, represented either in person or by proxy, at the meeting of the shareholders at which such newly created directorships or vacancies are created. Proxies validly solicited and received with respect to the election of directors to fill any such vacancies or newly created directorships at such meeting shall be given full effect with respect to such election. This provision shall, to the extent necessary to give it effect, supersede Section 2.9 of these Bylaws."

5. Pursuant to Section 9.1 of the By-Laws, to amend Section 3.2 of the By-Laws to clarify that where two or more directly conflicting proposals to set the number of directors are presented at an annual meeting of the shareholders of the Company and receive sufficient votes to be approved, the proposal receiving the greatest number of votes shall carry, which proposal will be in substantially the following form:

            RESOLVED, that Section 3.2 of the By-Laws of the Company be amended by adding the following to the end thereof: "Notwithstanding Section
            2.8 of these Bylaws and the foregoing provisions of this Section 3.2, where two or more proposals at an annual meeting of the shareholders to set the number of directors are in direct conflict and receive sufficient votes to be approved, the proposal receiving the greatest number of votes shall carry and the other or others shall not (notwithstanding the order in which presented at such meeting), subject to Section 302A.437 of the Minnesota Business Corporations Act."

6. To set the size of the Board at nine directors, which proposal will be in substantially the following form:

            RESOLVED, that the size of the Board of Directors of the Company be set at nine (9) directors.

7. Should the setting of the size of the Board, as described above, be approved, to nominate for election at the Annual Meeting four candidates as directors to fill the vacancies created by the increase in the size of the Board.


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      The Fund reserves the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Annual Meeting or the composition of the Board has changed prior to the Annual Meeting. The Fund also reserves the right to make modifications to the foregoing proposals and make additional proposals for any reason. The Company is cautioned not to take any action that would adversely impact the Fund's ability to effectuate a change in the majority of the Board or the Company's shareholders' right to support the Fund's proposals and/or nominations, including by appointing any new directors.

      If you believe that this notice for any reason is defective in any respect, the Fund requests that you so notify it on or prior to 10:00 a.m. (EST) on March 13, 2006 by contacting Marc Weingarten, Esq. of Schulte Roth & Zabel LLP by telephone at (212) 756-2280 or by facsimile at (212) 593-5955. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Fund or any of its affiliates to the Company from and after the date hereof shall be deemed to constitute an admission by the Fund or any of its affiliates that this Notice or any such information is required or is in any way defective or as to the legality or enforceability of any matter or a waiver by the Fund or any of its affiliates of its right to, in any way, contest or challenge any such matter.

      Please direct any questions regarding the information contained in this notice to Marc Weingarten of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, (212) 756-2280.

                                    Very truly yours,

                                    JOLLY ROGER FUND LP

                                    By: Pirate Capital LLC, its General Partner

                                    By: /s/ Thomas R. Hudson Jr.
                                        ------------------------------
                                    Name:  Thomas R. Hudson Jr.
                                    Title: Managing Member